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                                                                      Exhibit 99

Copy of Note P of the Company's Notes to Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

NOTE P - LEGAL PROCEEDINGS

     The Company's subsidiary Dynalectric Company ("Dynalectric") is party to an arbitration proceeding arising out of Dynalectric's participation in a joint venture with Computran Systems Corp. ("Computran"). The proceeding which was instituted in 1998 in Superior Court of New Jersey, Bergen County ("Superior Court"), by Computran, a participant in, and a subcontractor to, the joint venture alleges that Dynalectric wrongfully terminated its subcontract, fraudulently diverted funds due to it, misappropriated its trade secrets and proprietary information, fraudulently induced it to enter into the joint venture and conspired with others to commit certain acts in violation of the New Jersey Racketeering Influence and Corrupt Organization Act. Dynalectric believes that Computran's claims are without merit and has defended this matter vigorously. Dynalelectric has filed counterclaims against Computran. As a result of a motion made by Dynalectric, the Superior Court has ordered that the matters in dispute Dynalectric and Computran be resolved by binding arbitration in accordance with an original agreement between the parties. The parties are awaiting the decision of the arbitrator.

     In February 1995 as part of an investigation by the New York County District Attorney's office into the business affairs of Herbert Construction Company ("Herbert"), a general contractor that did business with the Company's subsidiary, Forest Electric Corporation ("Forest"), a search warrant was executed at Forest's executive offices. At that time, the Company was informed that Forest and certain of its officers are targets of the continuing investigation. Neither the Company nor Forest has been advised of the precise nature of any suspected violation of law by Forest or its officers. On April 7, 1997, Ted Kohl, a principal of Herbert, pled guilty to one count of money laundering, one count of offering a false instrument for filing and one count of filing a false New York State Resident Income Tax Return. DPL Interiors, Inc., a Company allegedly owned by Mr. Kohl, also pled guilty to one count of failing to file New York City General Income Tax Returns. Mr. Kohl and DPL Interiors, Inc. have not yet been sentenced.

     On July 31, 1998 a former employee of a subsidiary of EMCOR filed a class-action complaint on behalf of the participants in two employee benefit plans sponsored by EMCOR against EMCOR and other defendants for breach of fiduciary duty under the Employee Retirement Income Security Act. All of the claims relate to alleged acts or omissions which occurred during the period May 1, 1991 to December 1994. The principal allegations of the complaint are that the defendants breached their fiduciary duties by causing the plans to purchase and hold stock of EMCOR when it was then known as JWP INC. and when the defendants knew or should have known it was imprudent to do so. The plaintiff has not made claim for a specific dollar amount of damages but generally seeks to recover for the benefit plans the loss in the value of JWP stock held by the plans. EMCOR and the other defendants intend to vigorously defend the case. Insurance coverage may be applicable under an EMCOR pension trust liability insurance policy for EMCOR and those present and former employees of EMCOR who are defendants in the action.

     Substantial settlements or damage judgements against the Company arising out of these matters could have a material adverse effect on the Company's business, operating results and financial condition.

     In addition to the above, the Company is involved in other legal proceedings and claims, asserted by and against the Company, which have arisen in the ordinary course of business.

     The Company believes it has a number of valid defenses to these actions and the Company intends to vigorously defend or assert these claims and does not believe that a significant liability will result. However, the Company cannot predict the outcome thereof or the impact that an adverse result of the matters discussed above will have upon the Company's financial position or results of operations.

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